Exhibit 23.1

Consent of Independent Auditors

We consent to the reference to our firm under the captions “Summary Consolidated Financial Data”, “Selected Consolidated Financial Data” and “Experts” and to the use of our reports dated May 3, 2004, with respect to the consolidated financial statements and schedules of Educate, Inc. and the combined financial statements and schedule of the Sylvan pre-K-12 Business (Predecessor to Educate, Inc.) in the Registration Statement (Form S-1 No. 333-00000) and related Prospectus of Educate, Inc. dated May 14, 2004.

/s/ Ernst & Young LLP

Baltimore, Maryland

May 13, 2004